[LOGO]	EXHIBIT 99.1 NEWS RELEASE

For Immediate Release

Number: 03-19

XTO ENERGY COMPLETES ACQUISITION OF SAN JUAN BASIN PROPERTIES

FORT WORTH, TX (July 1, 2003) – XTO Energy Inc. (NYSE-XTO) today completed its previously announced acquisition of coal bed methane and natural gas producing properties in the San Juan Basin of New Mexico and Colorado from Markwest Hydrocarbon, Inc. (AMEX-MWP) of Denver, Colorado for $51 million. The final closing price reflects typical closing adjustments and a reduction of $7.9 million withheld for a preferential purchase right which must be exercised by July16, 2003.

The interests closed today will contribute about 8.2 million cubic feet per day of natural gas to the Company’s growing production base beginning July 1, 2003.

“Even as our drilling program continues to add production and reserves, we remain dedicated to balancing XTO’s growth profile with the acquisition of long-lived properties in legacy basins,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “At XTO, high quality assets translate into visible growth with an expanding inventory of development upsides.”

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

XTO Energy Completes Acquisition of San Juan Basin Properties

Contact:	Louis G. Baldwin Executive Vice President & CFO XTO Energy Inc. 817/870-2800	Gary D. Simpson Vice President – Investor Relations XTO Energy Inc. 817/870-2800

This release and additional acquisition details can be found at www.xtoenergy.com

Statements made in this news release, including those relating to future production, growth in production, proved reserves, growth profile and development inventory are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and results of drilling activity, inability to acquire properties that meet our objectives and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.